Exhibit 99.6

Amended Version August 19, 2014

Payoneer Inc.

2007 US SHARE INCENTIVE PLAN

A. NAME AND PURPOSE

1.            Name: This plan, as amended from time to time, shall be known as the “Payoneer Inc. 2007 US Share Incentive Plan”.

2.            Purpose: The purpose and intent of the Plan is to provide incentives to employees, directors, consultants and/or contractors of the Company, by providing them with opportunities to purchase Shares, pursuant to a plan approved by the Board, which is designed to enable the Company to issue awards, with respect to U.S. residents. Awards granted under the Plan may be RSUs, Incentive Stock Options or Nonstatutory Stock Options, as determined by the Board at the time of grant.

B. DEFINITIONS

“Adoption Date” means the Date of Grant or any other date of commencement of vesting of an Award, for the purposes of this Plan, that is determined by the Committee for a given grant of an Award.

“Affiliate” means the Company, any Parent or Subsidiary, and any company which have common stockholders with the Company (i.e. “sister corporation”).

“Awards” means Options and/or RSUs, as applicable.

“Board” means the Board of Directors of the Company.

“Cessation of Employment” means (i) the cessation of employment of a Grantee, who was an employee of the Company on the Date of Grant of any Awards to him or her, with the Company, for any reason; or (ii) the cessation of service of a Grantee, who was a director of the Company on the Date of Grant of any Awards to him or her, with the Company, for any reason; or (iii) the termination of an agreement signed between the Company and a grantee who was a consultant/constructor of the Company on the Date of Grant of any Awards to him or her, with the Company, for any reason.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute or statutes thereto.

“Committee” means the Board or a committee appointed by the Board for the purpose of the Plan, if appointed.

“Company” means Payoneer, Inc., a company organized under the laws of the State of Delaware, or any Affiliate thereof.

“Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)             a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Company and its subsidiaries;

(ii)            a sale or other disposition of at least eighty percent (80%) of the outstanding securities of the Company;

(iii)           a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)          a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Shares of common stock of the Company outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Whether a transaction is a “Corporate Transaction” as defined above, shall be finally and conclusively determined by the Committee in its absolute discretion.

“Date of Grant” means the effective date of grant of an Award, as detailed in Section 5.2 hereinafter.

“Date of Cessation” means (i) the date on which the employee-employer relationship between the Grantee and the Company ceases to exist, or (ii) if the Grantee is a contractor or consultant - the date on which the consulting or contractor agreement between the Grantee and the Company expires, or the date on which either of the parties to such agreement sends the other notice of its intention to terminate said agreement, or (iii) if the Grantee is a director - the date on which the Grantee ceases to serve as a director of the Company.

“Disability” shall have the meaning ascribed to it in Section 22(e)(3) of the Code.

“Exercise Date” means the actual date of exercise of the Options or vesting of RSUs, if applicable.

Exercise Price” means the purchase price per Share, subject to each Option, or the par value per Share to be paid upon the vesting of an RSU, if applicable.

“Exercised Shares” means Shares received upon exercise of Options or vesting of RSUs.

“Grantees” means the person to whom Options or RSUs shall be granted under this Plan.

“Incentive Stock Option(s)” means Options intended to qualify as incentive stock options within the meaning of Section 422 of the Code.

“IPO” means an initial underwritten public offering of Shares.

“Notice of Exercise” means a written notice of exercise of an Option, delivered by a Grantee to the Company.

“Nonstatutory Stock Options” means Options which are not intended to qualify as Incentive Stock Options, or which were designated as Incentive Stock Options by the Board but failed to qualify as such.

“Notice of Grant” means a written notice of the grant of an Award.

“Options” means options to purchase Shares.

“Parent” shall mean Parent Corporation as defined in Section 424 of the Code.

“Plan” means this “Payoneer Inc. 2007 US Share Incentive Plan”, as amended from time to time.

“Plans” shall mean this Plan, the “Payoneer Inc., 2007 Share Incentive Plan, or any other equity incentive plan to be adopted by the Company, from time to time.

“Representative” means any third party designated by the Company for the purpose of the exercise of the Options, as provided in Section 9.2 hereinafter.

“Rights” means rights issued in respect of the Exercised Shares, including bonus shares but excluding cash dividends.

“RSUs” means Restricted Stock Units, as defined in Section 13 below.

“Sale” means the sale of all or substantially all of the issued and outstanding share capital of the Company.

“Shares” means shares of common stock, par value of $ 0.01 each of the Company.

“Subsidiary” shall mean Subsidiary Corporation as defined in Section 424 of the Code.

“Successor Entity Award” means securities of any successor entity.

“Vesting Period” of an Award means, for the purpose of the Plan and its related instruments, the period between the Adoption Date and the date on which (i) the holder of an Option may exercise the rights awarded pursuant to the terms of the Option into Exercised Shares; or (ii) the date on which an RSU vests into an Exercised Share, as applicable.

C. GENERAL TERMS AND CONDITIONS OF THE PLAN

3.            Administration:

3.1            The Plan will be administered by the Board or, subject to applicable law, including but not limited to the instructions of the Companies Law, by a Committee, which will consist of such number of directors of the Company as may be fixed, from time to time, by the Board. If a Committee is not appointed, the term Committee, whenever used herein, shall mean the Board. The Board shall appoint the members of the Committee, may from time to time remove members from, or add members to, the Committee and shall fill vacancies in the Committee however caused.

3.2            The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places, as it shall determine. Actions taken by a majority of the members of the Committee, at a meeting at which a majority of its members is present, or acts reduced to, or approved in, writing by all members of the Committee, shall be the valid acts of the Committee. The Committee may appoint a Secretary, who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business, as it shall deem advisable.

3.3            Subject to the general terms and conditions of this Plan and applicable law, the Committee shall have the full authority in its discretion, from time to time and at any time to determine (i) the Grantees under the Plan, (ii) the number of Shares subject to each Award, (iii) the time or times at which the same shall be granted, (iv) the schedule and conditions, including performance conditions, if applicable, on which such Options may be exercised and on which such Shares shall be paid for and on which RSUs may vest, and/or (v) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan.

3.4            Furthermore, subject to the general terms and conditions of the Plan, the Code, and any other applicable laws and regulations, the Committee shall have the full authority in its discretion, from time to time and at any time, to determine the type of Award to be granted and to designate Options granted pursuant to the Plan as either Incentive Stock Options or as Nonstatutory Stock Options.

3.6            The Committee may, from time to time, adopt such rules and regulations for carrying out the Plan as it may deem necessary. No member of the Board or of the Committee shall be liable for any act or determination made in good faith with respect to the Plan or any Award granted thereunder.

3.7            The interpretation and construction by the Committee of any provision of the Plan or of any Awards thereunder shall be final and conclusive and binding on all parties who have an interest in the Plan or any Awards or Exercised Share unless otherwise determined by the Board.

4.            Eligible Grantees:

4.1            The Committee, at its discretion, may grant Awards to any employee, director, consultant and/or contractor of the Company. Anything in this Plan to the contrary notwithstanding, all grants of Awards shall be authorized and implemented only in accordance with the provisions of applicable law.

4.2            The grant of an Award to a Grantee hereunder, shall neither entitle such Grantee to participate, nor disqualify him from participating, in any other grant of Awards pursuant to this Plan or any other incentive plan of the Company.

5.            Grant of Awards, Issuance of Shares, Dividends and Stockholder Rights:

5.1            Grant of Awards and Issuance of Shares.

(a)            Limitations on Incentive Stock Options.    Each Option shall be designated in the applicable Notice of Grant (as defined below) as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value (as defined below) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year (under all Plans of the Company and/or Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5.1(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value (as defined below) of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

For the purpose of the Plan, “Fair Market Value” shall mean, as of any date, the value of the Company’s Share determined as follows:

(i)  If the Share is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such Share (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(ii)  If the Share is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Share on the last market trading day prior to the day of determination; or

(iii)  In the absence of an established market for the Share, the Fair Market Value thereof shall be determined in good faith by the Board.

(b)  Term of Option.    The term of each Option shall be stated in the applicable Notice of Grant; provided, however, that, such term shall be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Notice of Grant.

(c) Grant of Incentive Stock Options under the Plan. No Incentive Stock Option may be granted under the Plan after the first to occur of (a) the expiration of ten (10) years from the date the Plan is adopted by the Board or (b) the expiration of ten (10) years from the date the Plan is approved by the Company’s stockholders under Section 7.1 hereinafter.

(d)  Option Exercise Price.    The per share exercise price for the Shares to be issued upon exercise of the Options granted pursuant to the Plan, shall be such price, as is determined by the Board (provided, however, that the per Share exercise price shall be no less than the Fair Market Value of a Share, unless otherwise permitted by applicable state law), and shall be subject to the following:

(i)	In the case of an Incentive Stock Option (A) granted to an employee who, at the time of grant of such Option, owns (or is treated as owning under Code Section 424) Share representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the exercise price shall be no less than one hundred and ten percent (110%) of the Fair Market Value per Share on the date of grant; (B) granted to any other employee, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii)	In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Board, provided however, that the exercise price shall be no less than the Fair Market Value of the Company’s Share on the Date of Grant of the Options (as defined below).

5.2            Subject to Sections 7.1 and 7.2 hereof, the Date of Grant shall be the date the Committee resolves to grant the Awards, unless specified otherwise by the Committee in its determination relating to the grant of such Awards, and as set forth in the Notice of Grant. The Committee shall promptly give the Grantee a Notice of Grant.

5.3            Dividend. All Exercised Shares shall entitle the Grantee thereof to receive dividends with respect thereto.

5.4            Voting Rights; Stockholder Rights. Unless determined otherwise by the Board with regard to a specific Grantee or otherwise, as a condition precedent to the exercise of any Options or the vesting of any RSUs and the issuance of any Exercised Shares in respect thereof, the Grantee shall execute and deliver a proxy and power of attorney in a form that is appropriate under applicable law and that appoints the Chairman of the Board of Directors or such other person as shall be designated by the Committee, from time to time. The proxy holder may, among others, vote such Exercised Shares only in the same proportion as the result of the stockholders vote, in respect of which such Exercised Shares are being cast. Such proxy shall terminate and be of no further force and effect upon the earlier of: (i) a consummation of an IPO; or (ii) a Corporate Transaction (as defined herein).

Such person or persons designated by the Board to act pursuant to such proxy, shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with such proxy unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the proxy holder may have under the Company's Certificate of Incorporation, By-laws, Articles of Association, any agreement, any vote of stockholders, insurance policy or otherwise.

The holder of an Award shall have no stockholder rights with respect to the Shares subject to such Award until such person (i) shall have his or her RSUs vest; and/or (ii) shall have exercised his/her the Option, paid the Exercise Price and become the record holder of the Exercised Shares.

6.            Reserved Shares: The total number of Shares that may be subject to Awards granted under the Plans, from time to time, shall not exceed 140,000 in the aggregate, subject to adjustments as provided in Section 11 hereof. All Shares under the Plans, in respect of which the right of a Grantee to purchase or be issued the same shall, for any reason, terminate, expire or otherwise cease to exist, shall again be available for grant through Awards under the Plan, and under any other plans or sub-plans, as the Committee may determine at its own discretion, from time to time, provided, however, that until termination of the Plans the Company shall at all times reserve sufficient number of unissued Shares to meet the requirements of the Plans.

Without derogating from the foregoing, the Committee shall have full authority in its discretion to determine that the Company may issue, for the purposes of the Plans, previously issued Shares that are held by the Company, from time to time, as treasury shares.

7.            Required Approvals; Notice of Grant; Vesting and Re-pricing:

7.1            The implementation of the Plan and the granting of any Award under the Plan shall be subject to the Company’s procurement of all approvals and permits required by applicable laws or regulatory authorities having jurisdiction over the Plan, the Awards granted under it, and the Shares issued pursuant to it.

The Company shall obtain the approval of the Company’s stockholders for the adoption of this Plan or for any amendment or sub-plan adopted in the future to this Plan, if stockholders’ approval is necessary or desirable to comply with any applicable law, rule or regulation, including without limitation the Code, the US securities laws, or the securities laws of other jurisdictions applicable to Awards granted to Grantees under this Plan, or if stockholders’ approval is required by any authority or by any governmental agencies or national securities exchanges including without limitation the US Securities and Exchange Commission.

7.2            The Notice of Grant shall state, inter alia, the number of Shares subject to each Award, the vesting schedule, the dates when the Options may be exercised and/or the RSUs vest, the Exercise Price, whether the Awards granted thereby are Incentive Stock Options or Nonstatutory Stock Options, and such other terms and conditions as the Committee at its discretion may prescribe, provided that they are consistent with this Plan. Each Notice of Grant shall, in addition, be subject to the provisions of the Code applicable to such awards.

7.3            Term of Options; Vesting of Awards. Without derogating from the rights and powers of the Committee under Section 7.2 hereof and subject to Section 10 hereinafter, unless otherwise specified by the Committee, the Options shall be for a term of ten (10) years (or any shorter period set forth in the Notice of Grant). Unless determined otherwise by the Committee, the Vesting Period pursuant to which such Awards shall vest, shall be such that all Awards shall be fully vested on the first business day following the passing of four (4) years from the Date of Grant, such that 25% of the Awards shall vest on the first anniversary of the Adoption Date, and the remaining 75% of the Awards shall vest in twelve (12) quarterly equal installments of 6.25% of the Awards each, at the end of each consecutive three-month period thereafter.

Unless determined otherwise by the Committee, any period in which the Grantee shall not be employed by the Company, or in which the Grantee shall have taken an unpaid leave of absence, or in which the Grantee shall cease to serve as a director, consultant or contractor of the Company, shall not be included in the Vesting Period.

7.4            Acceleration of Vesting. Anything herein to the contrary in this Plan notwithstanding, the Committee shall have full authority to determine any provisions regarding the acceleration of the Vesting Period of any Award (including, without limitation, accelerating the vesting schedule of any outstanding unvested Award upon a Corporate Transaction), or the cancellation of all or any portion of any outstanding restrictions with respect to any Award or Share upon certain events or occurrences, and to include such provisions in the Notice of Grant on such terms and conditions as the Committee shall deem appropriate.

7.5            Re-pricing of Options. Subject to applicable law, the Committee shall have full authority to, at any time and from time to time, (i) grant in its discretion to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having an Exercise Price lower than provided in the Option so surrendered and canceled and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the Plan, or (ii) effectuate a decrease in the Exercise Price (see Section 8 below) of outstanding Options.

8.            Exercise Price: Subject to Section 5.1 above, the Exercise Price per Share subject to each Option shall be determined by the Committee in its sole and absolute discretion, subject to applicable law and to guidelines adopted by the Board from time to time, provided however, that such exercise price shall not be less than the Fair Market Value of the Share on the Date of Grant.

In the event the Exercise Price is not determined by the Committee, the exercise price of the Options shall be equal to the Fair Market Value of the Company’s Share on the Date of Grant of such Options.

9.            Exercise of Options:

9.1            Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of the Plan.

9.2            The exercise of an Option shall be made by a written Notice of Exercise delivered by the Grantee to the Company at its principal executive office, and/or the Representative, in such form and method as may be determined by the Company, specifying the number of Shares to be purchased and accompanied by the payment of the Exercise Price, if applicable, at the Company’s or the Representative’s principal office, and containing such other terms and conditions as the Committee shall prescribe from time to time.

9.3            Net Exercise. Notwithstanding the provisions of Section 9.2 above, the Board may determine that instead of issuing one Exercised Share as a result of the exercise of each one Option, all Options shall be exercised using the following method (the “Net Exercise”):

(a)           The Company shall issue to the Grantee a number of Shares having an aggregate Market Value (as defined below) equal to the Benefit Amount (the “Net Exercise Shares”);

For the purposes of this Section:

(i) The “Benefit Amount” shall mean the difference between:

(A) the product of (i) the Market Value and (ii) the number of Shares subject to the Options for which a Notice of Exercise has been delivered to the Company; and

(B) the product of (i) the Exercise Price and (ii) the number of Shares subject to the Options for which a Notice of Exercise has been delivered to the Company.

(ii) “Market Value” shall mean the closing price for a Share on the last trading day prior to the date of exercise, as reported or quoted on the Nasdaq or on any other stock market on which Shares are traded, as shall be determined by the Committee.

(b)           The Grantee shall not be required to pay to the Company any sum with respect to the exercise of such Options, other than a sum equal to the aggregate par value of the Net Exercise Shares (which shall be paid in a manner provided in Section 9.5 below) (the “Par Value Sum”). However, the Company shall have the full authority in its discretion to determine at any time that the Par Value Sum shall not be paid and that the Company shall capitalize applicable profits or take any other action to ensure that it meets any requirement of applicable law regarding issuance of Shares for consideration that is lower than the par value of such Shares;

(c)           No fractional Shares will be issued to the Grantee and the number of Shares granted to the Grantee under the Plan shall be rounded off (upward or downward) to the nearest whole number.

9.4            Unless otherwise determined by the Committee, anything herein to the contrary notwithstanding, including with regard to the grant of Incentive Stock Options, but without derogating from the provisions of Sections 5 and 10 hereof, if any Option has not been exercised and the Shares subject thereto not paid for within ten (10) years after the Date of Grant (or any shorter period set forth in the Notice of Grant), such Option and the right to acquire such Shares shall terminate, all interests and rights of the Grantee in and to the same shall ipso facto expire, and the Shares subject to such Options shall again be available for grant through Options under the Plans, as provided for in Section 6 herein, or any other incentive arrangement of the Company.

9.5            Each payment for Exercised Shares shall be in respect of a whole number of Shares, and shall be effected in cash or by a bank’s check payable to the order of the Company, or such other method of payment acceptable to the Company.

10.          Termination of Employment with regard to Options:

10.1          Employees. In the event of a Cessation of Employment, all Options theretofore granted to such Grantee when such Grantee was an employee of the Company, unless determined otherwise by the Committee, shall terminate as follows:

(a)            The date of the Grantee’s Cessation of Employment shall be the Date of Cessation.

(b)            All such Options that are not vested at the Date of Cessation shall terminate immediately.

(c)            If the Grantee’s Cessation of Employment is by reason of such Grantee's death or Disability, such Options (to the extent vested at the Date of Cessation) shall be exercisable by the Grantee or the Grantee's guardian, legal representative, estate or other person to whom the Grantee's rights are transferred by will or by laws of descent or distribution, at any time until the lapse of twelve (12) months from the Date of Cessation (but in no event after the expiration date of such Options), and shall thereafter terminate.

(d)            If the Grantee’s Cessation of Employment is due to any reason other than those stated in Sections 10.1(c) and 10.1(e) herein, such Options (to the extent vested at the Date of Cessation) shall be exercisable at any time until the lapse of three (3) months from the Date of Cessation (but in no event after the expiration date of such Options), and shall thereafter terminate; provided, however, that if the Grantee dies within such period, such Options (to the extent vested at the Date of Cessation) shall be exercisable by the Grantee's legal representative, estate or other person to whom the Grantee's rights are transferred by will or by laws of descent or distribution at any time until the lapse of twelve (12) months from the Date of Cessation (but in no event after the expiration date of such Options), and shall thereafter terminate.

(e)            Notwithstanding the aforesaid, if the Grantee’s Cessation of Employment is due to (i) breach of the Grantee’s duty of loyalty towards the Company, or (ii) breach of the Grantee’s duty of care towards the Company, or (iii) the commission of any flagrant criminal offense by the Grantee, or (iv) the commission of any act of fraud, embezzlement or dishonesty towards the Company by the Grantee, or (v) any unauthorized use or disclosure by the Grantee of confidential information or trade secrets of the Company, or (vi) any other intentional misconduct by the Grantee (by act or omission) adversely affecting the business or affairs of the Company in a material manner, or (vii) any act or omission by the Grantee which would allow for the termination of the Grantee’s employment without severance pay, according to applicable US law, all the Options whether vested or not shall ipso facto expire immediately and be of no legal effect.

(f)            Whether the Cessation of Employment of a particular Grantee is by reason of Disability for the purposes of paragraph 10.1(c) hereof, or is a termination of employment other than by reason of such Disability, or is for reasons as set forth in paragraph 10.1(e) hereof, shall be finally and conclusively determined by the Committee in its absolute discretion.

(g)            Notwithstanding the aforesaid, under no circumstances shall any Option be exercisable after the specified expiration of the term of such Option.

10.2          Directors, Consultants and Contractors. In the event that a Grantee, who is a director, consultant or contractor of the Company, ceases, for any reason, to serve as such, the provisions of Sections 10.1(b), 10.1(c), 10.1(d), 10.1(e), 10.1(f) and 10.1(g) above shall apply, mutatis mutandis.

10.3         Notwithstanding the foregoing provisions of this Section 10, the Committee shall have the discretion, exercisable either at the time an Option is granted or thereafter, to:

(a)            Extend the period of time for which the Option is to remain exercisable following the Date of Cessation to such greater period of time, as the Committee shall deem appropriate, but in no event beyond the specified expiration of the term of the Option;

(b)            Permit the Option to be exercised, during the applicable exercise period following the Date of Cessation, not only with respect to the number of Shares for which such Option is exercisable at the Date of Cessation but also with respect to one or more additional installments in which the Grantee would have vested under the Option had the Grantee continued in the employ or service of the Company.

10.4          Notwithstanding the foregoing provisions of this Section 10, and for the avoidance of doubt, the transfer of a Grantee from the employ or service of the Company to the employ or service of an Affiliate, or from the employ or service of an Affiliate to the employ or service of the Company or another Affiliate, shall not be deemed a termination of employment or service for purposes hereof.

11.            Adjustments, Liquidation and Corporate Transaction:

11.1          Adjustments to Options’ Exercise Price due to Distribution of Cash Dividends. Unless determined otherwise by the Committee, if the Company distributes cash dividends with respect to all Company’s Shares issued to its stockholders, and the record date for determining the right to receive such dividends (the “Determining Date”) will be earlier than the Exercise Date of the Options, granted hereunder, then the Exercise Price for each Option not exercised prior to the Determining Date, shall be reduced by an amount equal to the gross amount of the dividend per Share distributed, calculated in the same currency as the Exercise Price according to the representative rate of exchange as of the Determining Date, if applicable. Unless determined otherwise by the Board, the Exercise Price shall not be reduced to less than the par value of a Share.

11.2         Adjustments. Unless determined otherwise by the Committee, subject to any required action by the stockholders of the Company and/or any other required action under any applicable law, the number of Shares subject to each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Shares subject to each outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, combination or reclassification of the Shares, stock dividend, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided in this Section 11, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

Except as expressly provided in this Section 11, the grant of Awards under the Plan shall in no way affect the right of the Company to distribute bonus shares, to offer rights to purchase its securities, or to distribute cash dividends.

11.3         Dissolution. Unless otherwise provided by the Board, in the event of the proposed dissolution of the Company, all outstanding Awards will terminate immediately prior to the consummation of such proposed action. In such case, the Committee may declare that any Award shall terminate as of a date fixed by the Committee and give each Grantee (1) the right to exercise his Option, including any Option that would not otherwise be exercisable, or (2) the right to have his/her RSU vested, including any RSU that would not otherwise be vested.

11.4         Corporate Transaction.

(a)            In the event of a Corporate Transaction, immediately prior to the effective date of such Corporate Transaction, each Award may, among others, at the sole and absolute discretion of the Committee, either:

(i)            Be substituted for a Successor Entity Award such that the Grantee may exercise the Successor Entity Award or have it vested, as the case may be, for such number and class of securities of the successor entity which would have been issuable to the Grantee in consummation of such Corporate Transaction, had the Option been exercised or the RSU have been vested, immediately prior to the effective date of such Corporate Transaction, given the exchange ratio or consideration paid in the Corporate Transaction, the vesting of the Awards and such other terms and factors that the Committee determines to be relevant for purposes of calculating the number of Successor Entity Awards granted to each Grantee; or

(ii)            Be assumed by any successor entity such that the Grantee may exercise the Option or have his/her RSU vest, for such number and class of securities of the successor entity which would have been issuable to the Grantee in consummation of such Corporate Transaction, had the Option been exercised or the RSU been vested immediately prior to the effective date of such Corporate Transaction, given the exchange ratio or consideration paid in the Corporate Transaction, the vesting of the Awards and such other terms and factors that the Committee determines to be relevant for purposes of calculating the number of Awards granted to each Grantee.

In the event of a clause (i) or clause (ii) action, appropriate adjustments shall be made to the Exercise Price per Share to reflect such action.

(b)            Immediately following the consummation of the Corporate Transaction, all outstanding Awards shall terminate and cease to be outstanding, except to the extent assumed by a successor entity.

(c)            Notwithstanding the foregoing, and without derogating from the power of the Committee pursuant to the provisions of this Plan, the Committee shall have full authority and sole discretion to determine that any of the provisions of Sections 11.4(a)(i) or 11.4(a)(ii) above shall apply in the event of a Corporate Transaction in which the consideration received by the stockholders of the Company is not solely comprised of securities of a successor entity, or in which such consideration is solely cash or assets other than securities of a successor entity.

11.5         Sale. Subject to any provision in the Article of Association of the Company or Certificate of Incorporation, and to the Committee’s sole and absolute discretion, in the event of Sale, each Grantee shall be obligated to participate in the Sale and sell his or her Shares and/or Awards in the Company, provided, however, that each such Share or Award shall be sold at a price equal to that of any other Company’s share of common stock sold under the Sale (and unless determined otherwise by the Board, (1) in respect of Options, minus the applicable Exercise Price; and (2) in respect of RSUs, minus the par value of the Share), while accounting for changes in such price due to the respective terms of any such Award, and subject to the absolute discretion of the Board.

Whether “all or substantially all of the issued and outstanding share capital of the Company is to be sold”, and whether a transaction is a Sale, shall be finally and conclusively determined by the Committee in its absolute discretion.

11.6          The grant of Awards under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

11.7          Any adjustment in the Shares or other securities subject to outstanding Incentive Stock Options (including any adjustments in the exercise price) provided in this Section 11, shall be made in such manner as not to constitute a modification as defined by Section 424 (h) (3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code.

12.          Limitations on Transfer:

12.1         Unless determined otherwise by the Committee, no Award shall be assignable or transferable by the Grantee to whom granted otherwise than by will or the laws of descent and distribution, and an Option may be exercised and/or RSU may vest during the lifetime of the Grantee only by such Grantee or by such Grantee's guardian or legal representative. The terms of such Award shall be binding upon the beneficiaries, executors, administrators, heirs and successors of such Grantee.

12.2         Right of First Refusal. Unless otherwise determined by the Board, the Grantees shall not enjoy any right of first refusal, but rather will be subject, until an IPO, to the right of first refusal of the Company or its stockholders, as specified in the Company’s Certificate of Incorporation or Article of Association. In the event and to the extent such rights are not exercised by the Company or its stockholders, the sale or Transfer of Shares by the Grantee, will be subject to the execution by any transferee of such Shares, of a proxy that is appropriate under applicable law and that appoints the Chairman of the Board of Directors or such other person designated by the Committee, from time to time, all as provided in Section 5.4 hereof.

12.3         Underwriter’s Lock-up. The Grantee’s rights to sell Exercised Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, from time to time, or upon a specific occurrence, and the Grantee unconditionally agrees and accepts any such limitations.

13.          Restricted Stock Units:

13.1         Subject to the sole and absolute discretion and determination of the Committee, the Committee may decide to grant under this Plan, in addition to, or instead of, any grant of Options, RSUs. RSU is a right to receive a Share of the Company, under certain provisions, for a consideration of no more than the underlying Share’s par value. In addition, upon the lapse of the vesting period of an RSU, such RSU shall automatically vest into an Exercised Share of the Company and the Grantee shall pay to the Company its par value, as applicable.

The Company shall have the full authority in its discretion to determine at any time that such nominal value shall not be paid, and that the Company shall capitalize applicable profits or take any other action to ensure that it meets any requirement of applicable law regarding issuance of Shares for consideration that is lower than the nominal value of such Shares.

13.2         Unless determined otherwise by the Committee, in the event of a Cessation of Employment, all RSUs theretofore granted to such Grantee when such Grantee was an employee, director, service provider, consultant or constructor of the Company, as the case may be, that are not vested on the Date of Cessation, shall terminate immediately and have no legal effect.

Notwithstanding the foregoing provisions of this Section 13, the Committee shall have the discretion, exercisable either at the time an RSU is granted or thereafter, to permit an unvested RSU to continue to vest into an Exercised Share, during the applicable vesting period even following the Date of Cessation, with respect to one or more additional installments in which the Grantee would have vested under the RSU had the Grantee continued in the employ or service of the Company.

Notwithstanding the foregoing provisions of this Section 13, and for the avoidance of doubt, the transfer of a Grantee from the employ or service of the Company to the employ or service of an Affiliate, or from the employ or service of an Affiliate to the employ or service of the Company or another Affiliate, shall not be deemed a termination of employment or service for purposes hereof.

13.3         All other terms and conditions of this Plan applicable to Options, shall apply to RSUs mutatis mutandis, and, for the purpose of reading and interpreting this Plan, the term Option(s) shall be substituted by the term RSU, as applicable.

14.          Term and Amendment of the Plan:

14.1         The Plan shall terminate upon the earliest of (i) the expiration of the ten (10) year period measured from the date the Plan was adopted by the Board or approved by its shareholder, whichever is earlier, or (ii) the termination of all outstanding Awards in connection with a Corporate Transaction, or in connection with, and as a result of, any other relevant event. All Awards outstanding at the time of a clause (i) termination event shall continue to have full force and effect in accordance with the provisions of the Plan and the documents evidencing such Awards.

14.2         Subject to applicable laws and regulations, the Board in its discretion may, at any time and from time to time, amend, alter, extend or terminate the Plan, as it deems advisable, including without limitation, change the vesting and exercise periods. In addition, in the event the Committee wishes to grant Awards to non-Israeli Grantees, the Committee may adopt, as part of this Plan and based on it, sub-plans, in order to comply with all relevant and applicable laws and regulations of the country of residence of such Grantees.

15.          Withholding and Tax Consequences: The Company’s obligation to deliver Shares upon the exercise of any Options or vesting of RSUs granted under the Plan shall be subject to the satisfaction of all applicable income tax and other compulsory payments withholding requirements. All tax consequences and obligations regarding any other compulsory payments arising from the grant, vesting, or exercise of any Award (as applicable), from the payment for, or the subsequent disposition of, Shares subject thereto or from any other event or act (of the Company, or the Grantee) hereunder, shall be borne solely by the Grantee, and the Grantee shall indemnify the Company and hold them harmless against and from any and all liability for any such tax or other compulsory payment, or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax or other compulsory payment from any payment made to the Grantee.

With respect to any Incentive Stock Options granted under this Plan, if the Grantee makes a disposition, within the meaning of Section 424(c) of the Code and the regulations promulgated thereunder, of any Share or Shares issued to such Grantee pursuant to such Grantee's exercise of the Incentive Stock Option, and such disposition occurs within the two-year period commencing on the day after the date of grant of such Option or within the one-year period commencing on the day after the date of issuance of the Share or Shares to the Grantee pursuant to the exercise of such Option, such Grantee shall, within ten (10) days of such disposition, notify the Company thereof, and thereafter immediately deliver to the Company any amount of income taxes and other amounts that the Company informs the Grantee the Company is required to withhold.

The Company shall not be required to release any Share certificate to a Grantee until all required payments have been fully made.

16.          Miscellaneous:

16.1         Continuance of Employment. Neither the Plan nor the grant of an Award thereunder shall impose any obligation on the Company to continue the employment or service of any Grantee. Nothing in the Plan or in any Award granted thereunder shall confer upon any Grantee any right to continue in the employ or service of the Company for any period of specific duration, or interfere with or otherwise restrict in any way the right of the Company to terminate such employment or service at any time, for any reason, with or without cause.

16.2         Notwithstanding anything to the contrary in this Plan, it is hereby clarified, that any income attributed (or deemed to be attributed) to the Grantee as a result of this Plan, the grant or exercise of Awards thereunder, or the sale of Exercised Shares, shall not be taken into account for the purpose of calculating the Grantee’s eligibility for any rights deriving from the employee-employer or service provider-client relationship between the Grantee and the Company.

16.3         Governing Law. The Plan and all instruments issued thereunder or in connection therewith, shall, with the exception of the provisions of the Plan specifically relating to US Grantees, be governed by, and interpreted in accordance with, the laws of the State of Delaware, excluding the choice of law rules thereof.

16.4         Application of Funds. Any proceeds received by the Company from the sale of Shares pursuant to the exercise or vesting of Awards granted under the Plan ,as applicable, shall be used for general corporate purposes of the Company.

16.5         Multiple Agreements. The terms of each Award may differ from other Awards granted under the Plan at the same time, or at any other time. The Committee may also grant more than one grant of Awards to a given Grantee during the term of the Plan, either in addition to, or in substitution for, one or more Awards previously granted to that Grantee. The grant of multiple Awards may be evidenced by a single Notice of Grant or multiple Notices of Grant, as determined by the Committee.

16.6         Non-Exclusivity of the Plan. The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of share -based Awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

17.          The provisions of this Plan shall not be construed as deviating from any applicable laws, rules and regulations.

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